Exhibit 99.1

B2Digital Heads Back to Bowling Green for 17 Explosive MMA Matchups in B2FS 134 this Saturday, September 25

TAMPA, FL, September 24, 2021 (GLOBE NEWSWIRE) – via NEWMEDIAWIRE – B2Digital, Incorporated (the “Company” or “B2Digital”) (OTCMKTS:BTDG), the premier development league for mixed martial arts (“MMA”), is excited to announce that the B2 Fighting Series (“B2FS”) will return to the Sloan Convention Center in Bowling Green, Kentucky this Saturday night for another supercharged night of pulse-pounding MMA action at B2FS 134.

What: B2 Fighting Series 134, Amateur and Professional LIVE MMA
Where: Sloan Convention Center in Bowling Green, Kentucky
When: Saturday, September 25. Doors open at 6pm ET. PPV Broadcast starts at 7pm ET.

VIP tickets for the event have already sold out. General Admission tickets have nearly sold out, but there will be limited availability for tickets at the door. Interested fans will also be able to stream it live on Pay-Per-View here, or enjoy it live over the B2 Fighting Series apps on Amazon Fire TV or Apple TV.

Brandon ‘Hardrock’ Higdon, B2’s Matchmaker, commented, “This is going to be lights out action from start to finish, with 17 fascinating amateur and pro matchups in play, including a total of four title bouts. The Main Event should be a classic, featuring the pro flyweight title fight between top Canadian prospect and current champ, James “The Suplex Kid” Clarke, and former champ Donnie “The Real Deal” Ballou. This is a must-see night for true MMA fans.”

The B2FS 134 undercard will feature 3 amateur title fights, including the return of local favorite Bryant Haynes (6-1-0), as he defends his featherweight belt against #1 contender Will Baker (3-0-0).

Also on the card, Davion Trotter (6-1-0) will take on Russian powerhouse Zlatko Skulian (6-1-0) for the vacant lightweight title, and Willian Conner Jr squares off with Payton Hughes for the vacant middleweight title.

“We took our normal 2 week break for back to school time but now it’s time to get the B2FS engine fired back up, and Bowling Green is a great place to do that,” remarked Greg P. Bell, B2Digital Chairman & CEO. “It seems like every time we come back to Sloan, we see something amazing. From a big picture perspective, 2021 has been a truly transformative year of growth through three quarters. But all indications suggest the best is yet to come. And the action begins again in the B2FS Cage on Saturday night!”

About B2Digital Inc.
B2Digital (OTC: BTDG) is the premier development league for mixed martial arts (“MMA”). The Company operates in two major branded segments: The B2 Fighting Series and The ONE More Gym Official B2 Training Facilities Network. The Company primarily derives revenues from live event ticket sales, pay-per-view ticket sales, content media marketing, and fitness facility memberships.

The Live Events segment (the B2 Fighting Series) is primarily engaged with scheduling, organizing, and producing live MMA events, marketing those events, and generating both live audience and PPV ticket sales, as well as creatively marketing the archived content generated through its operations in this segment. The Company also plans to generate additional revenues over time from endorsement deals with global brands as its audience grows. The B2 Fighting Series is licensed in 12 US states to operate LIVE MMA Fights. Most B2 Fighting Series events sell out at the gate. The Company now operates at a pace of more than 40 events per year.

The Fitness Facility segment operates primarily through the ONE More Gym Official B2 Training Facilities Network. The Company currently operates five ONE More Gym locations, with plans to continue to scale up this segment at a pace of 4-8 new locations per year. ONE More Gym locations include specialized MMA training resources and serve a recruiting function for the Company's Live Events segment.

For more information about B2Digital, visit the Company’s website at www.B2FS.com.

B2Digital has a growing social media presence. Follow us on:
Twitter: @B2digitalOTC
Facebook: https://m.facebook.com/b2digitalotc/

B2Digital: MMA’s Premier Development League

www.B2FS.com

B2 Fighting Series Pay Per View Link
www.b2mma.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Press Release contains forward-looking statements within the meaning of the securities laws. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information, please contact:
information@b2fs.com

Public Relations:
Tiger Marketing & Branding Agency
info@TigerGMP.com